N E W S R E L E A S E

                            Dixon Ticonderoga Company
        195 International Parkway Heathrow, Florida 32746 (407) 829-9000

December 22, 2004                                    Contact:
                                                     Gino N. Pala (407) 829-9000
FOR IMMEDIATE RELEASE

                            DIXON TICONDEROGA COMPANY
                     REPORTS BEST ANNUAL RESULTS SINCE 1999

HEATHROW, Fla. ---- Dixon Ticonderoga Company (AMEX:DXT) today announced its highest annual profit in five years. Net income for the fiscal year ended September 30, 2004 was $1,731,906 or $0.54 per basic and diluted share, compared with a net loss of ($1,427,980) or ($0.45) per share in the prior fiscal year. Pro forma net income from continuing operations (excluding the effects of debt refinancing; restructuring costs; investment banking costs; other income and expense; and valuation allowances for deferred tax assets, collectively "special items") for fiscal 2004 was $2,300,973 or $0.72, compared with $1,751,030 or $0.55 in the prior fiscal year. Fiscal 2004 revenues from continuing operations were $88,168,759 compared with $88,837,615 last year. Basic and diluted weighted average shares outstanding were approximately 3,205,000 and 3,197,000 in fiscal 2004 and 2003, respectively.
     Net income in the fourth fiscal quarter of 2004 was $913,031 or $0.28 per share, compared with a net loss of ($2,179,692) or ($0.68) in the prior year quarter. Pro forma net income from continuing operations (excluding special items) in the fourth quarter of fiscal 2004 was $1,172,827 or $0.36 per share, compared with $648,018 or $0.20 per share in the 2003 quarter. Fourth quarter 2004 revenues from continuing operations were $26,372,023, as compared with $27,134,761 in the prior year quarter. Basic and diluted average shares outstanding during the 2004 period were approximately 3,208,000 and 3,220,000, respectively. Basic and diluted average shares outstanding approximated 3,202,000 in the 2003 period.

     Commenting  on  the  improved  year-end  results,   Chairman  and  Co-Chief
Executive Officer Gino N. Pala said, "Despite lower U.S. sales due to management's decision to discontinue certain year-end promotional activities, we experienced continued profit improvement in the U.S. consumer products business. As we begin to fully realize the benefits of our consolidation and cost reduction efforts over the past several years, our company's pro forma net income from continuing operations grew from $350,000 in 2002 to $2.3 million. We believe that we are well-positioned for enhanced profitability in the future as we can now fully focus on growing our top-line revenues."
     On December 17, 2004, Dixon announced that on December 16, 2004 it had reached a definitive agreement with Fila-Fabbrica Italiana Lapis ed Affini S.p.A for the acquisition by Fila of all the outstanding shares of Dixon common stock for $7.00 per share in cash.
     Dixon Ticonderoga Company, with operations dating back to 1795, is one of the oldest publicly-held companies in the U.S. Its consumer group manufactures and markets a wide range of writing instruments, art materials and office supplies, including the well-known Ticonderoga(R), Prang(R) and Dixon(R) brands. Headquartered in Heathrow, Florida, Dixon Ticonderoga employs approximately 1,600 people at 8 facilities in the U.S., Canada, Mexico and the U.K. The company has been listed on the American Stock Exchange since 1988 under the symbol DXT.

                           Forward-Looking Statements

     Any "forward-looking" statements in this press release (including, among others, management's belief that it is positioned for enhanced profitability and future growth) involve known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from those expressed or implied by such forward-looking statements. Such risks include (but are not limited to) difficulties encountered with the company's consolidation and cost reduction programs; manufacturing inefficiencies; increased competition; reduced revenues; U.S. and foreign economic factors; interest rate fluctuation risk; and foreign currency exchange risk, among others.


                          #       #       #       #
                                       Three Months Ended           Fiscal Year Ended
                                        ------------------          -----------------
                                          September 30,               September 30,
                                          -------------               -------------
                                        2004         2003            2004          2003
                                        ----         ----            ----          ----

Revenues                           $ 26,372,023   $27,134,761    $ 88,168,759   $88,837,615
                                   ============   ===========    ============   ===========
Operating Income                   $  1,648,623   $ 1,399,103    $  5,807,149   $ 4,470,382
Other Income (Expense) (1)              (93,963)         --           (93,963)    1,052,500
Interest Expense                       (942,252)     (932,849)     (3,461,733)   (3,585,729)
Income Taxes (2)                        314,082    (2,365,223)       (472,889)   (2,744,420)
Minority Interest                       (13,459)      (13,392)        (46,658)      (42,221)
                                   ------------   -----------    ------------   -----------
Income (Loss) From
  Continuing Operations                 913,031    (1,912,361)      1,731,906      (849,488)
Loss From Discontinued Operations         --         (267,331)           --        (578,492)
                                   ------------   -----------    ------------   -----------
Net Income (Loss)                  $    913,031   $(2,179,692    $  1,731,906   $(1,427,980)
                                   ============   ===========    ============   ===========

Earnings (Loss) Per Share (Basic and Diluted):
Continuing Operations              $       0.28   $     (0.60)   $       0.54   $     (0.27)
Discontinued Operations                    --           (0.08)           --           (0.18)
                                   ------------   -----------    ------------   -----------
Net Income (Loss)                  $       0.28   $     (0.68)   $       0.54   $     (0.45)
                                   ============   ===========    ============   ===========
Weighted Average Shares - Basic       3,207,894     3,202,149       3,204,543     3,196,714
                                   ============   ===========    ============   ===========
Weighted Average Shares - Diluted     3,219,669     3,202,149       3,204,613     3,196,714
                                   ============   ===========    ============   ===========


           Reconciliation of Income (Loss) From Continuing Operations
               To Pro Forma Net Income From Continuing Operations


                                       Three Months Ended           Fiscal Year Ended
                                        ------------------          -----------------
                                          September 30,               September 30,
                                          -------------               -------------
                                        2004         2003            2004          2003
                                        ----         ----            ----          ----

Income (Loss) From
  Continuing Operations            $    913,031   $(1,912,361    $  1,731,906   $  (849,488)
Debt Refinancing, Net of
  Income Taxes                             --            --              --         424,770
Restructuring and Related Costs,
  Net of Income Taxes                      --            --              --         331,069
Investment Banking and Related
  Costs, Net of Income Taxes            197,780       328,775         507,051       328,775
Other Income (Expense), Net of
  Income Taxes (1)                       62,016          --            62,016      (715,700)
Valuation Allowances for Deferred
 Tax Assets (2)                            --       2,231,604            --       2,231,604
                                   ------------   -----------    ------------   -----------
Pro Forma Net Income               $  1,172,827   $   648,018    $  2,300,973   $ 1,751,030
                                   ============   ===========    ============   ===========
Pro Forma Net Income Per Share     $       0.36   $      0.20    $       0.72   $      0.55
                                   ============   ===========    ============   ===========


(1) Other income (expense) represents gains on receipt of securities from insurance company demutualiations and income (expense) related to certain import duty rebates.
(2) In the fourth fiscal quarter of 2003, the Company provided full valuation allowances for any tax benefits generated in the U.S. given the previous history of U.S. tax losses. Tax benefits were not recognized for such U.S. losses in fiscal 2004.